Exhibit (a)(12)

FURTHER REASONS TO REJECT

THE WHOLLY INADEQUATE

REVISED ROYALTY

PHARMA OFFER

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who, if you are resident in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations (Nos 1 to 3) 2007 (as amended) of Ireland, or the Investment Intermediaries Act 1995 of Ireland or, who, if you are resident in the United Kingdom, is authorised under the Financial Services and Markets Act 2000 of the United Kingdom or who, if you are resident outside of Ireland or the UK, from an appropriately authorised independent financial advisor.

If you sell or have sold or otherwise transferred all of your Elan Shares, please send this Document to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission as soon as possible. If you sell or have sold or otherwise transferred only part of your holding of Elan Shares, you should retain this Document and consult your stockbroker, bank or other agent through whom the sale or transfer was effected immediately as to the action you should take.

Shareholders resident in jurisdictions outside of Ireland, the United States or the United Kingdom should consult their legal and/or financial advisors in their respective jurisdictions to ensure compliance with local securities law.

A copy of this Document is available free of charge on Elan’s website at www.elan.com, and will continue to be available for so long as the Offer remains open.

Davy and Davy Corporate Finance each of which are regulated in Ireland by the Central Bank of Ireland, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Davy and Davy Corporate Finance, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Elan and for no one else in relation to the matters referred to herein. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

Ondra LLP, which is regulated by the Financial Conduct Authority in the United Kingdom, is acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Ondra LLP, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

Citigroup Global Markets Inc, which is a member of SIPC and is a registered broker-dealer regulated by the Securities and Exchange Commission and Citigroup Global Markets Limited, which is authorised by the Prudential Regulation Authority and regulated by the Prudential Regulation Authority and the Financial Conduct Authority, are acting for Elan and no one else in relation to the matters referred to herein. In connection with such matters, Citigroup Global Markets Inc and Citigroup Global Markets Limited, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Elan for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Document or any matter referred to herein.

This Document has been prepared in accordance with the requirements of the Irish Takeover Rules and is subject to disclosure and procedural requirements that are different from those under US law. Any financial figures included or incorporated in this Document may have been prepared in accordance with non-US accounting standards that may or may not be comparable to the financial statements of a US company.

In response to the Offer, Elan has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the SEC. Holders of Elan Ordinary Shares and Elan ADSs are advised to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Copies of the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents filed by Elan are available free of charge on the SEC’s website at www.sec.gov. In addition, documents filed by Elan may be obtained free of charge by contacting Elan’s media or investor relations department at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

Any holder of 1% or more of any class of relevant securities of Elan or of Royalty Pharma may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules.

This Document contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate”, “estimate”, “project”, “target”, “intend”, “plan”, “will”, “believe”, “expect” and other words and terms of similar meaning in connection with any discussion of future financial performance or events. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: risks related to delays or difficulties encountered in obtaining, or the failure to obtain, the approval of Elan’s Shareholders of the EGM Transactions, the possibility that intervening events could arise which could alter the timing, or the ability to consummate the EGM Transactions even if Elan Shareholder approval is obtained, the risk that third parties could challenge any or all of the EGM Transactions, even if the EGM Transactions are approved by Elan Shareholders and consummated, risks that the EGM Transactions do not provide the benefits to Elan that are anticipated, and whether Elan can satisfy the escrow conditions with respect to its debt financing; as Elan’s principal source of revenue may remain a royalty on sales of Tysabri, the potential of Tysabri, which may be severely constrained by increases in the incidence of serious adverse events (including death) associated with Tysabri (in particular, by increases in the incidence rate for cases of PML), or by competition from existing or new therapies (in particular, oral therapies), and the potential for the successful development and commercialization of products, whether internally or by acquisition, especially given the separation of the Prothena business which left Elan with no material pre-clinical research programs or capabilities; Elan’s ability to maintain sufficient cash, liquid resources, and investments and other assets capable of being monetized to meet its liquidity requirements; the success of our development activities, and R&D activities in which Elan retains an interest, including, in particular, the impact of the announced discontinuation of the development of bapineuzumab intravenous in mild to moderate Alzheimer’s disease; failure to comply with anti-kickback, bribery and false claims laws in the United States, Europe and elsewhere; difficulties or delays in manufacturing and supply of Tysabri; trade buying patterns; the impact of potential biosimilar competition, the trend towards managed care and health care cost containment, including Medicare and Medicaid; legislation and other developments affecting pharmaceutical pricing and reimbursement (including, in particular, the dispute in Italy with respect to Tysabri sales), both domestically and internationally; failure to comply with Elan’s payment obligations under Medicaid and other governmental programs; exposure to product liability (including, in particular, with respect to Tysabri) and other types of lawsuits and legal defence costs and the risks of adverse decisions or settlements related to product liability, patent protection, securities class actions, governmental investigations and other legal proceedings; Elan’s ability to protect its patents and other intellectual property; claims and concerns that may arise regarding the safety or efficacy of Elan’s product candidates; interest rate and foreign currency exchange rate fluctuations and the risk of a partial or total collapse of the euro; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; whether Elan is deemed to be an investment company or a passive foreign investment company; general changes in United States and international generally accepted accounting principles; growth in costs and expenses; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found in Elan’s Annual Report on Form 20-F for the fiscal year ended 31 December 2012, and in its Reports of Foreign Issuer on Form 6-K filed with the SEC. Elan assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Nothing in this Document is intended to be a profit forecast (other than references to the Profit Forecast itself as defined herein) and no statement in this Document should be interpreted to mean that the earnings per Elan Share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period. Capitalised terms in this Document, unless otherwise stated, are defined in Appendix IV (Definitions) of this Document. The sources and bases of information in this Document are set out in Appendix III (Sources of Information and Bases of Calculation) of this Document.

LETTER FROM YOUR CHAIRMAN

ELAN CORPORATION, PLC

(Registered in Ireland under the Companies Acts 1963 to 2012 with registered number 30356)

PROTECT YOUR INVESTMENT IN ELAN:
REJECT ROYALTY PHARMA’S LOW BALL OFFER

Dear Shareholder,

As you may know, on May 20, 2013, privately held investment firm Royalty Pharma announced a revised offer to acquire all of Elan’s Shares for US$12.50 per Share (“the Revised Offer”). The Board of Directors of Elan, after careful review and consideration and with the assistance of its executive management team as well as outside financial and legal advisors, has determined that the Revised Offer substantially undervalues the Company, and the Board unanimously and without reservation recommends that Shareholders reject the Revised Offer. The Board considered the following key points in its review.

ELAN’S TYSABRI ROYALTY AND CASH ALONE ARE VALUED TO BE WORTH AT LEAST
US$15.50 – AND AS MUCH AS US$20.80 — PER SHARE1,2,3

This valuation is based on Tysabri’s exceptionally strong fundamentals. Tysabri is a highly-valuable, unique asset that is expected to generate income for many years to come. Consider that:

•	Tysabri’s 2008-2012 revenue compounded annual growth rate (CAGR) was 19%;[6]
•	Wall Street consensus for Tysabri’s 2012-2016 revenue CAGR is 11%-16%, based on the estimates of twenty-five pharma industry analysts;[7,8]
•	At these growth rates, Tysabri would bring Elan between $484 million and $611 million in annual Tysabri royalties alone by 2016, which will be shared directly with Elan’s Shareholders through the previously announced 20% dividend;
•	Tysabri is expected to generate cash flows for another decade and potentially far longer, as its clinical and product characteristics make the threat of generic competition de minimis;[9]
•	Elan’s valuation above is based on one indication only (RRMS) – additional life cycle opportunities may provide further upside; and
•	Royalty Pharma’s US$12.50 bid currently undervalues Elan’s Tysabri royalty by up to US$4.3 billion.[10]

Royalty Pharma’s published estimates for Tysabri substantially discount any royalties after 2020, which makes no sense whatsoever, particularly as revenues from Tysabri are expected to grow long after that, and Tysabri has patent protection through 2024. It seems that Royalty Pharma is unwilling to compensate you, our Shareholders, for Elan’s long-term cash flow.

1

Make no mistake. Royalty Pharma is not a pharmaceutical company. Its business model is all about buying assets on the cheap and generating value for their private investors. Put another way, if Royalty Pharma and its private investors win, by definition, YOU LOSE and its private investors capture value that rightly belongs to you.9

ELAN HAS A PROVEN TRACK RECORD OF DELIVERING VALUE FOR INVESTORS

Elan has increased its Share price from $4.33 on August 30, 2010 to $12.50 on May 30, 2013 and delivered an aggregate value of $4.9 billion to Shareholders during this period, including the repurchase of $1 billion of Shares in April 2013.11

ELAN’S INITIATIVES WILL CREATE ADDITIONAL VALUE AND FURTHER WIDEN THE GAP BETWEEN ROYALTY PHARMA’S OFFER AND THE FAIR VALUE OF ELAN SHARES12

Elan has announced several additional initiatives that we believe will create even more value for Shareholders, including:

•	A royalty participation in four potential blockbuster Theravance respiratory programs – a market that is expected to grow by 27% by 2017.[13] The Theravance Transaction will align Elan with GlaxoSmithKline (GSK), the respiratory market leader, as Elan will gain a participation interest in potential future royalty payments related to high quality respiratory programs partnered by Theravance and GSK.[14] As with Tysabri, Shareholders will benefit directly from the Theravance Transaction – as 20% of the payments received by Elan will be paid to Shareholders as a dividend;
•	Our agreement to acquire Austrian-based AOP Orphan, which we announced on May 20, 2013, is consistent with our strategy to diversify Elan’s business and gain access to attractive late stage pipeline assets with geographic presence in a growing region of the world. AOP Orphan has a strong regional presence in the high growth field of orphan and rare diseases. As a pioneer in this field, AOP Orphan has been successfully growing its business in the double digits since inception and continues to focus on unmet needs in a broad array of therapeutic areas. The $80 billion eastern and central European pharma market, which is AOP Orphan’s focus, is expected to double in size over the next 10 years.[15] Under the continued leadership of Dr. Rudolf Widmann, combined with Elan Chief Operating Officer, Hans Peter Hasler, two executives with deep industry expertise, we expect AOP/Elan to take full advantage of this market opportunity;
•	The divestiture of our ELND005 asset to an independent company, Speranza Therapeutics Limited, which will save millions of dollars in development costs annually (2013 estimated spend:~ US$80 million), while allowing Elan to maintain a share of the valuable potential upside; and
•	An additional $200 million Share Repurchase Program to return even more value directly to Shareholders.

SIGNIFICANT DANGERS EXIST FOR ELAN’S REMAINING SHAREHOLDERS IF ROYALTY PHARMA SUCCEEDS IN ACHIEVING A >50% ACCEPTANCE THRESHOLD16

If Royalty Pharma is successful in reaching a >50% acceptance threshold, remaining Shareholders will likely suffer under Royalty Pharma management. We would expect that the Company would be run for the benefit of Royalty Pharma’s private investors – NOT Elan Shareholders. Royalty Pharma will be free to discontinue the Tysabri dividend and will likely not continue Elan management’s commitment to returning capital to Shareholders. In addition, remaining Shareholders will be holding a highly illiquid stock, making it more difficult to exit their positions. Furthermore, Royalty Pharma management is not experienced in running a public company and may struggle to manage a company where its interests are fundamentally misaligned.

Ondra, Morgan Stanley and Citi are acting as independent financial advisors to the Board in relation to the Offer for the purposes of Rule 3 of the Irish Takeover Rules. Davy Corporate Finance is also acting as a financial advisor to the Board.

The Board of Elan, which has been so advised by Ondra, Morgan Stanley, and Citi believes that the Royalty Pharma Offer substantially undervalues Elan. In providing advice to the Board, the Financial Advisors have taken into account the commercial assessments of the Board.

2

For these reasons, among others, the Board of Directors urges Shareholders NOT to tender Shares to Royalty Pharma and to vote FOR the four value-enhancing initiatives at Elan’s June 17 Extraordinary General Meeting (“EGM”) on the WHITE proxy card:

•                Vote YES to approve the Theravance Transaction

•                Vote YES to approve the AOP Orphan Transaction

•                Vote YES to approve the ELND005 Transaction

•                Vote YES to approve the Share Repurchase Program

On behalf of the Board of Directors, we thank you for your continued support of Elan.

Sincerely,

Robert A. Ingram

Chairman

3 June 2013

3

Table of Contents 1. Introduction 2. Tysabri As An Asset 3. Incremental Strategic Transactions A. Theravance Royalty Portfolio B. AOP & Newbridge C. Speranza Therapeutics 4. Capital Structure Discipline 5. Royalty Pharma Specifics

4

1. Introduction

5

Introduction Our Objectives: ▪ P &L Growth: Self Funding to Support Long Cycle Business ▪ Establish Optionality Value for Late Stage ( Ph 2 & 3) Pipeline Assets ▪ Diversification (Science/Molecules, Therapeutic Areas, Geographies ) ▪ Leverage Business & Financial Structure to Maximize Value & Cash Flow ▪ Ensure Business Portfolio Generates Returns Meaningfully Above Cost of Capital ▪ Disciplined Capital Structure

6

Royalty Pharma Offer Substantially Undervalues Elan ▪ Royalty Pharma’s $12.50 / Share offer significantly undervalues Elan ▪ Elan’s interest in Tysabri plus its net cash is worth between $15.50 - $20.80, pre - deduction of operating expenses (1) (2) ▪ Royalty Pharma’s $12.50 bid currently undervalues these assets by up to $4.3 billion (3) ▪ Elan has been focused on the enhancement of shareholder value in multiple ways and has a demonstrated track record of delivering value and protecting from down - side ▪ Elan has increased its Share price from $ 4.33 on August 30, 2010 to $12.50 on 30 May 2013 and repurchased $1bn of Shares in April 2013 (4) ▪ Aggregate value delivered to Shareholders of $4.9 billion over the same period (5) ▪ Elan’s four announced transactions are all value accretive, and widen the existing gap between Royalty Pharma’s inadequate offer and the fair value of Elan’s Shares (6) ▪ If RP succeeds in achieving its new, lower acceptance threshold of >50%, significant dangers exist for remaining shareholders (7) ▪ Limited exit options for illiquid stub Shares ▪ RP to run Elan in its best interest – NOT that of Shareholders (8) ▪ Potential to end Tysabri dividend and other Shareholder - friendly actions already announced / implemented DO NOT TENDER shares to Royalty Pharma VOTE FOR the proposed value enhancing transactions at Elan’s June 17 EGM Sources: See paragraph 1.9 of Appendix III Sources of information and Bases of Calculation

7

2H 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2028E Tysabri Worldwide Revenue $1,790 $2,107 $2,316 $2,495 $2,619 $2,750 $2,888 $3,032 $3,184 $3,343 $3,510 $3,686 $3,612 $3,540 $3,469 $3,399 Growth % -- 17.7% 9.9% 7.7% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% (2.0%) (2.0%) (2.0%) (2.0%) Royalties $107 $342 $439 $484 $515 $548 $582 $618 $656 $696 $738 $781 $763 $745 $727 $710 Royalty Pharma Will Deprive Elan Shareholders of Additional Tysabri Value of up to $4.3 Billion From RRMS Alone (1) The Facts Royalty Pharma Claim ▪ Tysabri is the gold standard for treatment of relapsing remitting MS for JCV( - ) patients: ~ 40% of patient base (2) ▪ Patent protection through 2024 ▪ Current lack of regulatory approval pathway for biosimilars ▪ Even with a future approval pathway, potential need for large clinical trials, risk management plan, and significant marketing will limit any generic impact It’s patently ridiculous to assume that a drug facing generic competition will generate long - term cash flow (3) RP offer does not acknowledge the sustainable long - term cash flow viability of Tysabri (5) (1) Based on Royalty Pharma's offer price of $12.50 per Share and Berenberg Bank estimates for worldwide Tysabri sales from report issued by it on May 14, 2013 and value of Elan (2) Longitudinal Stability of Anti - JC virus antibody status in Multiple Sclerosis patients: Results of STRATIFY - 1, American A cademy of Neurology, 20 March 2013 (3) Source: Royalty Pharma presentation dated 31 May 2013. (4) Reflects mean consensus estimates for worldwide Tysabri revenues and includes the following brokers: Bank of America Merrill Lynch, Ba rcl ays, Berenberg , Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company , Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray , RBC Capital Markets, Stifel , UBS, Wells Fargo, and William Blair. Wall Street Research. (5) Reflects full - year estimate for Tysabri worldwide revenue. (4, 5)

8

Multi - Year Track Record of Execution and Value Creation JNJ Invests $ 1.4bn in Elan; Takes 18% Stake Spin - out of EDT and Merger with / Redomiciling of Alkermes Spin - out of Prothena / Early - stage R&D Efforts December 2008 Step 1: July 2009 Step 2: May 2011 Step 3: August 2012 Today: The New Elan Step 6: March 2013 Step 5: March 2013 Step 4: February 2013 20% Tysabri Royalty Directed to Shareholders Execution of $1bn Dutch Tender for Elan Shares Restructuring of Tysabri Agreement with Biogen - Idec Notes: 1. Bloomberg as at 31 December 2008 2. Elan 2008 20 - F 3. Bloomberg as at 30 May 2013 4. Includes cash & cash equivalents as of May 2013 proforma for the Tysabri transaction, Newbridge transaction, bond redemption and $1Bn share buyback only. Debt balance prior to $850mm issuance. $2.7bn $1.8bn $0.4bn 1,687 Market Cap Debt Cash Employees $6.4bn -- $1.9bn ~45 Market Cap Debt Cash Employees (2) (1) (2) (2) (4) (3) (4)

9

2. Tysabri As An Asset

10

Tysabri ▪ Tysabri is a highly valuable and unique asset ▪ Will generate income for many years to come ▪ Elan Shareholders have the opportunity to participate directly – through a highly unique 20% dividend pass through ▪ Patent protection through 2024 ▪ Potential upside with SPMS – study completion expected 2015 ▪ Royalty details: • 12% royalty on global net sales on Tysabri in year 1 (from 1 May 2013) • Thereafter: • 18% royalty on global net sales of Tysabri up to $ 2bn • 25 % royalty on global net sales of Tysabri over $ 2bn ▪ Elan Shareholders receive dividend pass through of 20% of Elan royalties • Intended to commence 4Q 2013 Sources: Asset purchase agreement by and among Elan Pharma International Limited, Elan Pharmaceuticals, Inc. and Biogen Idec Internati ona l Holding Ltd. dated as of February 5, 2013 and Elan’s announcement dated 4 March 2013 “Elan Announces Further Unlocking of Value to Benefit Shareholders "

11

Global Multiple Sclerosis Market $13.9bn (2012) (1) $1.63bn ; (2) ~73k patients A Large and Growing Therapeutic Category TYSABRI 750k 950k 2012 P2017 ~ ~ 1. Bank of America Merrill Lynch Industry Overview Multiple Sclerosis Primer dated 28 February 2013 2. Elan fourth quarter and full - year 2012 financial results dated February 6, 2013 , Q4 2012 Company Reports $ adjusted Global MS Patients Treated

12

$1,631 $1,790 $2,107 $2,316 $2,495 $1,904 $2,224 $2,668 $3,003 2012A 2013E 2014E 2015E 2016E Wall Street Forecasts: Tysabri Revenue Growth Elan Royalty ($m) $143 - $152 (3) $342 - $366 $439 - $527 $484 - $611 Royalty Per Share (4) $0.28 - $0.29 $0.66 - $0.71 $0.85 - $1.02 $0.93 - $1.18 Dividend Pass - Through, Per Share (5) $0.05 – $0.06 $0.13 - $0.14 $0.17 - $0.20 $0.19 - $0.24 - 10 - Source: Wall Street Research . (1) Estimates for worldwide Tysabri revenues include the following brokers: Bank of America Merrill Lynch, Barclays, Berenberg, Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company, Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper J aff ray, RBC Capital Markets, Stifel, UBS, Wells Fargo, and William Blair. (2) Based on Berenberg Bank estimates for worldwide Tysabri sales from report issued on May 14, 2013. (3) Calculated based on 8 months of Tysabri royalties at 12% on a pro - rata basis. (4) Based on a fully diluted share capital of 518m shares as at 30 May 2013. (5) Based on 20% dividend policy announced on March 4, 2013. Street Consensus (1) Street Upside (2)

13

Value Range Of Tysabri & Cash: $15.50 - $20.80 Per Share(6)(8)



Street Consensus (1)
Street Upside (2)
Cash Value Per Share (7)
$15.50
$19.25
$16.65
$20.80
$11.85
$15.60
$13.00
$17.15
$3.65
$3.65
$3.65
$3.65
RP Revised Offer
$12.50
(4%) Terminal Growth
(2%) Terminal Growth

Tysabri Alone Provides Elan Shareholders Substantial Multi Year Income And Growth

Source: Wall Street Research.

(6) Tysabri value per share pre deduction of operating expenses and assumes an estimated 1% effective cash tax rate through 2020 with 12.5% thereafter. Assumed WACC of 7.5%.

On April 24, 2013, Elan provided guidance to investors that it expected operating expenditure for FY13 to be between $170-190m, of which $150m was expected to be cash with the remainder non-cash. As outlined on 20 May 2013, included in this guidance was approximately $80m of cash expenses associated with ELND005. On the same date, and as a result of the divestment of ELND005, Elan guided that it expected its operating expenses to reduce by $35-45m for FY13 (representing approximately a half year impact of reduced operating costs).

Due to the restrictions associated with being in an offer period under the Irish Takeover Rules, Elan is currently not is a position to further update its guidance in relation to operating expenses. However, it intends to do so as soon as practicable.

The level of operating expenses required to run the current Elan business in the future could be expected to reflect the changed nature, and lighter infrastructure of that business as a pure play royalty recipient with no other operations. In this regard, as an example, a typical royalty recipient company, infrastructure light pharmaceutical business with all of its revenues derived from royalty streams, could be expected to have operating expenses of approximately $25m per year. For illustrative purposes, every $25m of operating expense would have a ~$0.55/share impact and $75m, a ~$1.70/share impact on the value of Tysabri royalty stream.

(7) Assumes net cash of $1.9bn (per share value of $3.65). Does not contemplate recently announced Theravance, AOP Orphan, Speranza or capital structure transactions.

(8) Assumes Tysabri in-market sales growth of 5% per annum from 2017 through to patent expiry in 2024 (based on average consensus growth rate of 5.5% of in-market sales from 2016-2017).

élan

Consensus Tysabri Forecast Implies Modest Share of the Overall MS Market

Modest market share growth through patent expiry in 2024E (1, 2)

Estimated Share of Global Multiple Sclerosis Market (2013 - $15.2bn) (1, 2)


Tysabri - Consensus 12%
Rest of MS Market 88%

Estimated Share of Global Multiple Sclerosis Market (2024 - $27.0bn)(1, 2)


Tysabri - Consensus 14%
Rest of MS Market 86%

Source: Wall Street Research

(1) 2013E – 2016E estimates for worldwide Tysabri revenues include the following brokers: Bank of America Merrill Lynch, Barclays, Berenberg, Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company, Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray, RBC Capital Markets, Stifel, UBS, Wells Fargo, and William Blair.

Assumes Tysabri in-market sales growth of 5% per annum from 2017 through to patent expiry in 2024 (based on average consensus growth rate of 5.5% of in-market sales from 2016-2017).

(2) 2013E estimate for global Multiple Sclerosis sales based on Bank of America Merrill Lynch report issued on 28 February 2013; 2024E estimate for global Multiple Sclerosis sales assumes 2018E global sales of $22.6bn, as per Bank of America Lynch report, grown at 3% rate of inflation.

3. Incremental Strategic Transactions

16

Three Pillars for Sustainable Growth

A Lower Risk Business with Significant Revenue Growth Potential, Geographical Diversification and Embedded Option Value

TYSABRI (natalizumab)

- Attractive royalty stream on established 'blockbuster' product
- A high growth, long-life product with market leader in a large and growing therapeutic category
- Little to no related R&D expenses
- "Fixed cost" corporate infrastructure and ~1% cash tax
- Long patent life
- New indications
- **Strong EBITDA generator with proven operating leverage**

Theravance

- Unique access to royalty stream on newly approved portfolio with significant potential
- High growth, long life products from market leader in a growing therapeutic category
- Negligible cash opex or infrastructure
- Single digit tax rate
- **Potential long-term, high quality cashflow with significant operating leverage**

AOP ORPHAN — FOCUS ON RARE DISEASES

- Strong regional and commercial platform
- Multiple late stage orphan disease opportunities
- Infrastructure lite (~145 FTE)
- Newbridge investment & future option
- **Targeted regional platform with diversified and self-financed pipeline for substantial optionality and business risk diversification potential**

Source: Elan EGM Circular sent to shareholders on 27 May 2013

Theravance ▪ $1.0 Billion ▪ 21 % participation interest in Theravance royalty stream on GSK partnered respiratory portfolio ▪ Dividend Pass Through – Elan Shareholders to receive 20% of the amounts paid to Elan generated by the four respiratory products under the agreement with Theravance Duration ▪ T he later of 15 years from launch or expiration of patent exclusivity on a country - by - country and product - by - product basis BREO ™ ELLIPTA ™/RELVAR™ ELLIPTA ™: Approved in US, under EU regulatory review Investment Returns Assets & Royalties 15% on the first $3.0 Bn in aggregate annual global net sales, 5 % on all aggregate annual global net sales above $3.0 Bn ANORO ™ ELLIPTA ™: Filed in US and EU Vilanterol VI Monotherapy MABA ‘ 081: Completed phase 2b; phase 3 planned for 2013 Royalties are upward tiering and range from the mid - single digits to 10% on all annual global net sales Between 10% and 20% on annual global net sales up to $3.5 Bn, 7.5 % on all annual global net sales above $3.5 Bn Source: Royalty Participation Agreement between Theravance, Inc. and Elan Corporation plc dated as of May 12, 2013 filed with the SEC as Exhibit 10.1 to the Form 8K . on May 12, 2013 and Elan announcements in respect of the Theravance Transaction dated 13 May 2013

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Respiratory Market Overview 1. Bank of America (COPD & Asthma) – 28 th Feb, 2013 IMS Health and Chronic Obstructive Disease - August 2010 Decision Resource Inc. - September 2010 Significant Growth drivers for the macro Respiratory Market • Demographics: increased aging, increased prevalence in emerging markets • Earlier treatment intervention globally • Treatment guidelines recommending longer acting therapies 2012 $ 22 Bn* $ 28 Bn* $ 31 Bn (1) 2012 2017 2025 $22 Bn (1) GSK 44% $9.4Bn CAGR 2.7%

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THRX: Why This Transaction Is Attractive For Elan ► Provides ELN with access to significant and global therapeutic business ► Structure aligns ELN with market leader in GSK: 44 % market share in 2012 (1) . Respiratory sales in 2012 represented 41% of GSK pharmaceuticals sales (2) ► Provides ELN with direct exposure to four (4) late stage and very high quality respiratory programs ► Near term positive P&L impact given approval of first product (3) and PDUFA in December 2013 for second product ► P&L impact (almost) immediate with approval of first product (3) ; Every $1 billion in GSK sales could equate to ~ $25mm to ELN in after tax income ► Transaction has no integration challenges ► Transaction leverages business structure for ELN to maximize value : ▪ Single digit tax rate on ELN royalty income and negligible infrastructure cost ▪ Expected return meaningfully above ELN cost of capital ▪ Enables 20% dividend / cash pass through directly to Shareholders Note: 1. Bank of America Merrill Lynch company update on GlaxoSmithKline, ‘Respiratory pivots approaching’ dated 28 February 2013 2 . Excluding vaccines 3 . Theravance announcement dated May 10, 2013; “ BREO(TM ) ELLIPTA(TM) Gains US Approval for the Treatment of COPD”

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AOP Orphan Pharmaceuticals

AOP ORPHAN
FOCUS ON RARE DISEASES

Investment

- €263.5 MM (€175.7 MM cash and €87.8 MM equity)
- Potential milestones of up to €270 MM

Returns

- 100% acquisition of AOP Orphan Pharmaceuticals - Vienna, Austria
- AOP specializes in orphan diseases - development, registration and commercialization of innovative drugs in orphan or niche indications

Financial Metrics

- 2012 Revenue: €59.0 MM (c.$76 MM) [(1)(2)]
- 2012 Adjusted EBITDA: €15.5 MM (c. $20 MM) [(1)(2)]

Core Products

- Sales of two top branded products, **Remodulin®** and **Thromboreductin®**, represented approximately 93% of AOP's revenues in 2012[(2)]

Pipeline Products

- Hematology & Oncology
- Cardiology & Pulmonology
- Neurology & Psychiatry

Pipeline covers rare orphan diseases within these key areas

4 Late Stage Programs

Note: 1. Calculated based on EURUSD exchange rate of 1.2858, being the average exchange rate for the financial year ending 31 December 2012
2. Unaudited

Source: Share Purchase Agreement between Dr Rudolf Stefan Widmann, SASR Neunundvierzigste Beteiligungsverwaltung GmbH and Elan Corporation, plc dated 16 May, 2013 filed with the SEC as exhibit (A)(6)to the form schedule 14D 9 on 28 May 2013

AOP’s Geographical Reach

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AOP: Why This Transaction Is Attractive For Elan ▪ Fully integrated high growth orphan pharmaceuticals business ▪ Strong regional and commercial platform in high growth markets ▪ Multiple late stage orphan disease opportunities ▪ Infrastructure lite (~145 FTE) ▪ Targeted regional platform with diversified and self - financed pipeline for substantial optionality and business risk diversification potential ▪ Potential product and geographical synergies with NewBridge ▪ Pricing power resulting in higher margins given orphan drug model

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NewBridge Pharmaceuticals • Venture backed specialty therapeutics company specializing in in - licensing, acquiring, registering and commercializing approved pharmaceuticals and biologics • Current focus is on oncology and supportive care, metabolic disorders and gastro intestinal conditions • US$40 MM initial investment • Option to acquire the rest of the Company for US$244 MM from 2014 Returns • 48.3% of specialty therapeutics company in Middle East, Africa, Turkey and Caspian Region ( AfMET ) About NewBridge Investment Source: As described in the Circular sent to shareholders on 27 May 2013

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ELND005: Speranza Therapeutics ▪ Private company exclusively focused on ELND005 development ▪ Objective to file in lead indication – Agitation/Aggression in AD, ~2015/2016 ▪ Demonstrate POC in BPD and Down Syndrome for additional life cycle management ▪ Clinical trials/operations stay intact to sustain momentum ▪ Irish domiciled entity holding all current and future IP held there ▪ Capitalization of ~$90 million split between ELN and external financial sponsor ▪ ELN commits $70 million upfront plus potential additional $7 million in the future ▪ ELN will receive 18 % equity, royalties in major markets and retention of commercial rights in select territories/markets and performance milestones (total $400 million) ▪ No ongoing R&D commitments for ELN ▪ 2013 forecasted cash spend ~$80 million Source: As described in the Circular sent to shareholders on 27 May 2013

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Complementing the Tysabri Asset

Strategic Objectives	Theravance	AOP	ELND005 / Speranza	NewBridge
P&L Growth	✓	✓	✓	☐
Late Stage Pipeline Development	✓	✓	✓	☐
Diversification: Science; Therapeutic areas; Geographies	✓	✓	✓	✓
Optimize & Leverage Business and Financial Structure	✓	✓	✓	✓

Select Wall Street Commentary: Recent Transactions “We are impressed with management’s apparent industry - leading ability to identify and negotiate M&A transactions.” Marko Kozul, MD, Leerink Swann, 05/21/2013 “We find [ Theravance transaction] impressive for: 1) immediate EPS accretion, 2) immediate return of capital to shareholders, 3) virtually 100% pure net profit, 4 ) long duration assets , 5 ) partnered with premier respiratory companies, 6) no operational risk, and 6) positive NPV Corey Davis, PhD, Jefferies, 05/13/2013 “…The totality of the transactions is key. The Theravance deal along with the Tysabri royalties provide diversified revenue growth from two global leaders in their respective therapeutic areas (Biogen in MS and GlaxoSmithKline in asthma/COPD ). That backdrop enables Elan to take on some form of longer - term optionality with these proposed transactions .” Adrian Howd , Berenberg, 05/20/2013 “We applaud ELN's efforts for revenue diversification and to return parts of this new royalty as a dividend. We also view these newly acquired royalties on THRX/GSK's COPD assets as relatively low - risk.” Michael Yee, RBC, 05/14/2013

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4 . Capital Structure Discipline

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Terms and Conditions of New Bond Issue Amount • $850 MM Maturity • 8 Years Call Structure • NC3 Issuer • Elan Finance plc & Elan Finance Corp Distribution • Rule 144A / Reg S with Registration Rights Use of Proceeds • General corporate purposes Escrow • Proceeds from the offering have been placed into escrow with release following Shareholder approval of the Theravance, AOP, and D5 transactions and completion of Theravance Covenants • Customary high yield covenant package similar to previous Elan notes. Restricted Payment covenant only applies in the event of a Change of Control Guarantors • Substantially similar to previous Elan Notes Security • Unsecured Source: As described in the Circular sent to shareholders on 27 May 2013 Offering Memorandum in respect of the 2021 Notes

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Pro Forma Summary Capitalization Post Transactions Summary Pro Forma Maturity Profile $ MM Summary Capitalization Table ($ MM) (2) Pro Forma 31 - Mar - 13 Refinancing, D5, Theravance & AOP Acquisitions Senior Notes due 2021 850 Total Gross Debt 850 Cash & Cash equivalents 556 PF Adjustments for transactions (1) 717 Total Cash & Cash equivalents 1,273 0 250 500 750 1,000 1,250 1,500 Senior Notes due 2021 Cash & Cash Equivalents (1) Senior Notes $850 MM Cash & Cash Equivalents as of Mar - 13 $ 556 MM PF Adj. for Transactions $717 MM Notes: 1. Includes net cash received from Tysabri sale of $3,185 MM, bond redemption and share buybacks cost of ($1,948 MM), Theravance ac quisition cost of ($1,025 MM), AOP acquisition cost of ($250 MM), ELND005 divestment costs of ($75 MM) and senior notes issuance net of costs of $830 MM 2. US GAAP

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5. Royalty Pharma Specifics

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2H 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2028E Tysabri Worldwide Revenue $1,790 $2,107 $2,316 $2,495 $2,619 $2,750 $2,888 $3,032 $3,184 $3,343 $3,510 $3,686 $3,612 $3,540 $3,469 $3,399 Growth % -- 17.7% 9.9% 7.7% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% (2.0%) (2.0%) (2.0%) (2.0%) Royalties $107 $342 $439 $484 $515 $548 $582 $618 $656 $696 $738 $781 $763 $745 $727 $710 Royalty Pharma Will Deprive Elan Shareholders of Additional Tysabri Value of up to $4.3 Billion From RRMS Alone (1) The Facts Royalty Pharma Claim ▪ Tysabri is the gold standard for treatment of relapsing remitting MS for JCV( - ) patients: ~ 40% of patient base (2) ▪ Patent protection through 2024 ▪ Current lack of regulatory approval pathway for biosimilars ▪ Even with a future approval pathway, potential need for large clinical trials, risk management plan, and significant marketing will limit any generic impact It’s patently ridiculous to assume that a drug facing generic competition will generate long - term cash flow (3) RP offer does not acknowledge the sustainable long - term cash flow viability of Tysabri (5) (1) Based on Royalty Pharma's offer price of $12.50 per share and Berenberg Bank estimates for worldwide Tysabri sales from report issued by it on May 14, 2013 and value of Elan (2) Longitudinal Stability of Anti - JC virus antibody status in Multiple Sclerosis patients: Results of STRATIFY - 1, American A cademy of Neurology, 20 March 2013 (3) Source: Royalty Pharma presentation dated 31 May 2013. (4) Reflects mean consensus estimates for worldwide Tysabri revenues and includes the following brokers: Bank of America Merrill Lynch, Ba rcl ays, Berenberg , Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company , Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray , RBC Capital Markets, Stifel , UBS, Wells Fargo, and William Blair. Wall Street Research. (5) Reflects full - year estimate for Tysabri worldwide revenue. (4, 5)

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Royalty Pharma Makes Baseless Claims

Royalty Pharma Claim	The Facts
"Frenetic jumble of transactions in an obvious attempt to fend off Royalty Pharma"	Elan has worked on transforming its business in a consistent and purposeful manner for nearly a decade. Nothing has changed in our approach or actions
"$12.50 per share represents a 42% premium to price paid by Biogen in Tysabri Transaction"	Over twenty analysts see Tysabri growing anywhere from 11% to 16% CAGR . The value of long term high margin cash flow is far in excess of the $12.50 current offer(1)
"Sold 50% [of Tysabri] to Biogen for US$3.25bn"	Elan has never suggested its $3.25bn upfront payment represented 50% of its rights to Tysabri. Such an assumption by Royalty Pharma is misleading, and a simplistic attempt to grossly overstate the supposed "premium" it is offering for Elan's Tysabri royalties. Elan believes the Tysabri transaction significantly enhanced the overall value of its interest in Tysabri
"No clear and coherent strategy for the company"	Elan's stated strategy is to prudently diversify risk in terms of assets, molecules, therapeutic areas and geographies. The transactions announced serve these goals(2)
"With no experience acquiring royalties, Elan missed key points in the Theravance deal"	RP's hostile bid is anti-competitive and an attempt to take out a competitor in the royalty acquisition market. (1) Until now, Royalty Pharma has enjoyed a monopoly in deals greater than $500 million(2); eliminating Elan will strengthen this monopoly

Source: Royalty Pharma quotes taken from Royalty Pharma's presentation dated 28 May 2013.

1. 11% represents the '12 – '16 CAGR of the consensus Tysabri forecast as shown on page 1 of Elan's categorical view on value dated 29 May 2013. 16% represents the '12-'16 CAGR of the upside Tysabri forecast as projected by Bahrenberg's report on Elan dated 14 May 2013.
2. Opinion of the Board of Elan.

Royalty Pharma Makes Baseless Claims

Royalty Pharma Claim [1]	The Facts
Theravance portfolio is a "wasting asset"	Market for respiratory drugs growing from $22bn in 2012 to $28bn in 2017 [2] Portfolio with long-lived patent lives in excess of 15 years [3]
"Closed Triples" are the most attractive products and likely to cannibalize Elan's royalties	▪ Closed Triples have not even moved into Phase III [4]; ultimate success remains highly speculative ▪ BREO approval has strengthened ANORO's prospects "The approval of BREO marks the most significant event in Theravance's corporate history, setting up meaningful baseline support as well as strengthening the chances that the FDA also approves ANORO later this year" - Baird, May 13, 2013
Analysts suggest Elan overpaid by $300mm - $500mm	RP selected only the most pessimistic analysts to fit its claims rather than that of analyst consensus
Highly risky transactions conducted in haste with inadequate due diligence	Extensive information publicly available on Theravance assets given GSK regulatory approval process & posting of ANORO data
Royalty Pharma's Revised Offer represents a 45% premium to the Undisturbed Elan Enterprise Value	The stated premium is misleading. Implied premium of 18% of equity value [5], while Nasdaq Biotech Index has gone up 23% [6] over the same period

Sources: See paragraph 1.10 of Appendix III

Royalty Pharma’s >50% Acceptance Threshold: A Potential Trap for Investors ▪ Royalty Pharma has lowered its acceptance threshold from 90% to >50%. This action creates dangers for existing shareholders (1) ▪ Royalty Pharma has not made clear its plans to protect the rights of minority Shareholders • If Royalty Pharma surpasses its 50% acceptance threshold but does not achieve 90%, it may leave remaining shareholders in a publically traded, minority “stub” • Stub shareholders are likely to suffer under RP management (1) Elan will be run for the benefit of RP investors, not Elan Shareholders (1) RP will be free to discontinue the Tysabri dividend; it will likely not continue Elan management’s commitment to capital return / Shareholder value creation (1) Remaining Shareholders will have a highly illiquid holding, making it far more difficult to exit (1) RP Management is not experienced in running a public company and may struggle to manage a public company where interests are fundamentally misaligned (1) 4 3 2 1 1. Opinion of the Board of Elan

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Key Conclusions ▪ Royalty Pharma’s current offer significantly undervalues Elan’s interest in Tysabri alone ▪ Elan has announced significant accretive deals which widens the gap between Royalty Pharma’s offer and Elan’s potential value ▪ Shareholders face significant harm if Royalty Pharma reaches >50% threshold DO NOT TENDER shares to Royalty Pharma VOTE FOR the proposed value enhancing transactions at Elan’s June 17 EGM

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APPENDIX I

MATERIAL CHANGES IN INFORMATION

1.	RULE 27 OF THE IRISH TAKEOVER RULES
This Document should be read in conjunction with the Defence Document, which is available on the Company’s website at www.elan.com. A copy of the Defence Document is also available for inspection as described in paragraph 3.2 of Appendix II.
Save as set out in this Document, (i) there has been no material change to the information in the Defence Document; or (ii) any material change to the information in the Defence Document has been included in the Circular; and (ii) there has been no material change with respect to the information set out in the Circular.

2.	DIRECTORS
The list of Directors of the Company as set out in paragraph 2 of Appendix I of the Defence Document remains the same, save that Mr. Giles Kerr and Dr. Dennis J. Selkoe retired from the Board, in accordance with their previously announced intentions, at the Company’s AGM on 30 May 2013.

3.	SHARE CAPITAL
The details of the Company’s share capital set out at paragraph 3.2 of Appendix I of the Defence Document remain the same except:
3.1	as at the Latest Practicable Date, there were 511,082,520 Ordinary Shares in issue; and
3.2	at the Company’s AGM held on 30 May 2013, the Shareholders approved the cancellation of the authorised but unissued non-voting Executive Shares and the “B” Executive Shares and approved the removal of any reference to these classes in the Company’s Memorandum and Articles of Association.

4.	BACKGROUND TO THE REVISED OFFER
The following are the material updates to paragraph 4.2 of Appendix I of the Defence Document that have occurred since the publication of the Defence Document:
On 20 May 2013, Royalty Pharma issued an announcement under the Irish Takeover Rules pursuant to which it announced it would increase its Offer to acquire the entire issued and to be issued share capital of the Company to US$12.50 in cash per Share and announced that the increased Offer would be conditioned on Elan Shareholders voting against each of the Theravance Transaction and the other transactions announced by Elan on May 20, 2013 including the ELND005 Transaction; the AOP Acquisition; and the Share Repurchase.
On 20 May 2013, Elan announced that the Board would, as before, in line with its obligations under the Irish Takeover Rules, assess the Royalty Pharma announcement and would advise Shareholders accordingly. In the meantime, Shareholders were strongly advised by the Board to take no action in relation to the Offer.
On 23 May 2013, Royalty Pharma issued the Revised Offer Document increasing its Offer to US$12.50 in cash per Elan Share. In addition, the Revised Offer Document provides that on the Extended Closing Date, June 6, 2013, subject to extension, Royalty Pharma will waive down the acceptance threshold for the Revised Offer from 90% to 50% plus one Elan Share subject to, amongst other conditions, the Board recommending that the Theravance Transaction be approved by Shareholders at the EGM and the Shareholders voting against the Theravance Transaction and the other transactions announced by Elan on May 20, 2013: including the ELND005 Transaction; the AOP Acquisition; and the Share Repurchase.
On 23 May 2013, Elan announced that the Board unanimously rejected the Revised Offer. Mr. Robert A. Ingram, Chairman of Elan said “The revised offer from Royalty Pharma continues to grossly undervalue our company’s current business platform and our future prospects. This offer is no more than an opportunistic attempt to acquire our company at a substantial discount at our Shareholders’ expense. Put simply, for Royalty Pharma to win, you our Shareholders must lose. Accordingly, the Board unanimously and without reservation rejects the revised Royalty Pharma offer.”
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The Company issued the Circular in connection with the EGM Transactions on 27 May 2013 in which it restated its opinion that the Revised Offer substantially undervalues Elan and urged Shareholders to reject the Royalty Pharma Offer.

On 28 May 2013, Royalty Pharma issued an investor presentation highlighting alleged advantages of its Revised Offer.

On 28 May 2013, Royalty Pharma also issued an announcement and a presentation which encouraged Shareholders to vote against the EGM Transactions. On 29 May 2013, Royalty Pharma issued a further announcement recommending that Shareholders vote against each of the resolutions to approve the EGM Transactions and stating that Royalty Pharma would solicit proxies from Elan Shareholders to vote against each of the transactions at the EGM. Royalty Pharma stated that the Revised Offer will lapse if either the Theravance Transaction or the AOP Transaction is approved (in contrast to its earlier statements, including on May 20 and 23 that their Revised Offer would be conditioned on Elan Shareholders voting against each of the Theravance Transaction and the other transactions announced by Elan on May 20, 2013: including the ELND005 Transaction; the AOP Acquisition; and the Share Repurchase).

On 29 May, Elan issued a presentation on the value of the Company stating that the underlying value of Tysabri is US$11.85 per Share, the upside is US$17.15 per Share and the value of Elan’s cash holdings is US$3.65 per Share. Elan stated that Royalty Pharma’s US$12.50 bid currently undervalues these assets by up to US$4.3 billion.

On 30 May 2013, Royalty Pharma issued a presentation outlining why it believes Elan’s valuation of Tysabri, as set out in materials released by Elan on 29 May 2013, is too high. On 30 May 2013, Royalty Pharma issued a further announcement referencing its announcement on 29 May 2013 and stating that it will lapse its Revised Offer if either the Theravance Transaction or the AOP Transaction are approved, and that it has sought a ruling from the Irish Takeover Panel to the effect that it will not be obliged to lapse its Revised Offer in the event that either or both of the ELND005 Transaction or the Share Repurchase are approved. Royalty Pharma stated that it would update the market once the Irish Takeover Panel has made its decision in this regard.

On 31 May, 2013, Elan issued a presentation explaining its views on the value of the proposed transactions and presenting reasons Elan believes the Royalty Pharma Offer substantially undervalues Elan.

On 31 May, 2013, Royalty Pharma filed a proxy statement for the purpose of soliciting proxies from Elan Shareholders to vote against each of the transactions at the EGM, as well as an additional presentation outlining why it believes Elan’s valuation of Tysabri, as set out in materials released by Elan on 29 May 2013, is too high.

5.	INTERESTS, SHORT POSITIONS AND DEALINGS IN ELAN SECURITIES
5.1.	Terms defined in paragraphs 5.1.1 to 5.1.14 (inclusive) of Appendix I of the Defence Document have the same meaning in this paragraph 5, save that in this paragraph 5, the “disclosure period” means the period commencing on 15 May 2013 and ending on the Latest Practicable Date and “disclosure date” means 30 May 2013.
5.2.	During the disclosure period, the dealings in relevant Elan securities by Davy Corporate Finance, Davy or persons (other than exempt market makers or exempt fund managers) controlling or under the same control as Davy Corporate Finance or Davy were as follows:
Number
	Name	Date of dealing	Nature of	of relevant	Price/Price
			transaction	Elan securities	Range

	J&E Davy	21 May 2013	Sale of Ordinary	2,633	€9.58
	(discretionary clients)		Shares

	J&E Davy	27 May 2013	Sale of Ordinary	750	€9.22
	(discretionary clients)		Shares

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5.3.	As at the disclosure date, Davy Corporate Finance (financial advisors to Elan), Davy (broker to Elan) and any person (other than an exempt market maker) controlling, controlled by, or under the same control as Davy, or Davy Corporate Finance, was interested in the following relevant Elan securities:
	Name	Number of relevant Elan securities
	J&E Davy (discretionary clients)	25,810 ADSs
	J&E Davy (discretionary clients)	12,454 Ordinary Shares
5.4.	As at the disclosure date, other than as set out in paragraph 5.3 above, neither Davy Corporate Finance (financial advisors to Elan), Davy (broker to Elan) nor any person (other than an exempt market maker) controlling, controlled by, or under the same control as Davy Corporate Finance or Davy, was interested, or held any short positions, in any relevant Elan securities.
5.5.	Save as set out in this Document or in the Circular, during the disclosure period, there has been no change to the information in paragraphs 5.2 – 5.24 (inclusive) and 5.26 – 5.34 (inclusive) of Appendix I of the Defence Document.
5.6.	To the best of Elan’s knowledge, the Directors, executive officers or affiliates do not intend, in respect of their own beneficial holdings of securities, to accept the Revised Offer.

6.	INTERESTS, SHORT POSITIONS AND DEALINGS IN RELEVANT ROYALTY PHARMA SECURITIES
During the disclosure period, there has been no change to the information in paragraph 6 of Appendix 1 of the Defence Document.

7.	FILINGS/NOTIFICATIONS
Elan has notified the Royalty Pharma Offer to the Competition Authority under the Competition Acts 2002-2012.

8.	PROFIT FORECASTS
8.1.	The Company published unaudited financial information for the three month period ended 31 March 2013 in an announcement dated 24 April 2013 (“Quarterly Financial Information”). In accordance with the requirements of Rule 28.6(d) of the Irish Takeover Rules, the Financial Advisors and KPMG provided a report on the Quarterly Financial Information in Appendix II of the Defence Document. For the purposes of Rule 28.5 of the Irish Takeover Rules only, the Directors confirm that the Quarterly Financial Information remains valid. The Financial Advisers and KPMG also confirm that they have no objection to their reports on the Quarterly Financial Information continuing to apply. These confirmations are provided solely in connection with Rule 28.5 of the Irish Takeover Rules and for no other purpose.
8.2.	The Company issued a profit forecast as part of its guidance issued in its statement of fourth quarter and full year 2012 financial results published on 6 February 2013 and subsequently updated that guidance to take account of the effect of the ELND005 Transaction based on a number of stated assumptions as set out in the Circular (the “Profit Forecast”). In accordance with the requirements of Rule 28.3 of the Irish Takeover Rules, the Financial Advisors and KPMG provided a report on the Profit Forecast in Part 8 of the Circular. For the purposes of Rule 28.5 of the Irish Takeover Rules only, the Directors confirm that the Profit Forecast remains valid. The Financial Advisers and KPMG also confirm that they have no objection to their reports on the Profit Forecast continuing to apply. These confirmations are provided solely in connection with Rule 28.5 of the Irish Takeover Rules and for no other purpose.

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APPENDIX II

ADDITIONAL INFORMATION

1.	RESPONSIBILITY
The Directors accept responsibility for the information contained in this Document, save that the only responsibility accepted by the Directors of Elan in respect of the information in this Document relating to Royalty Pharma, the Royalty Pharma Group, the board of directors of Royalty Pharma and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the Directors to verify this information). To the best of the knowledge and belief of the Directors (having taken all reasonable care to ensure that such is the case), the information contained in this Document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	CONSENTS
2.1	Davy Corporate Finance has given and not withdrawn its written consent to the issue of this Document including references to its name in the form and context which they appear and to the inclusion herein of paragraph 8 of Appendix I which confirms it has no objection to its reports on the Quarterly Financial Information and the Profit Forecast (as set out respectively in Appendix II of the Defence Document and Part 8 of the Circular) continuing to apply.
2.2	Morgan Stanley has given and not withdrawn its written consent to the issue of this Document including references to its name in the form and context which they appear and to the inclusion herein of paragraph 8 of Appendix I which confirms that it has no objection to its reports on the Quarterly Financial Information and the Profit Forecast (as set out respectively in Appendix II of the Defence Document and Part 8 of the Circular) continuing to apply.
2.3	Ondra has given and not withdrawn its written consent to the issue of this Document including references to its name in the form and context which they appear and to the inclusion herein of paragraph 8 of Appendix I which confirms that it has no objection to its reports on the Quarterly Financial Information and the Profit Forecast (as set out respectively in Appendix II of the Defence Document and Part 8 of the Circular) continuing to apply.
2.4	Citi has given and not withdrawn its written consent to the issue of this Document including references to its name in the form and context which they appear and to the inclusion herein of paragraph 8 of Appendix I which confirms that it has no objection to its reports on the Quarterly Financial Information and the Profit Forecast (as set out respectively in Appendix II of the Defence Document and Part 8 of the Circular) continuing to apply.
2.5	KPMG has given and not withdrawn its written consent to the issue of this Document including references to its name in the form and context which they appear and to the inclusion herein of paragraph 8 of Appendix I which confirms that it has no objection to its reports on the Quarterly Financial Information and the Profit Forecast (as set out respectively in Appendix II of the Defence Document and Part 8 of the Circular) continuing to apply.

3.	DOCUMENTS AVAILABLE FOR INSPECTION
Copies of the following documents are, together with the documents previously advised as being available for inspection, available for inspection during normal business hours on any Business Day at the offices of A&L Goodbody, IFSC, North Wall Quay, Dublin 1, Ireland for as long as the Offer remains open for acceptance:
3.1	this Document;
3.2	the Defence Document;
3.3	the Circular;
3.4	the Memorandum and Articles of the Company; and

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3.5	copies of any report, letter, valuation, announcement or other documents, any part of which is exhibited or referred to in any document issued by, or on behalf of, the Company during the course of the Offer and pursuant to Rule 26(b)(iv) of the Irish Takeover Rules.

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APPENDIX III

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.	The relevant bases of calculation and sources of information are set out below. Where such information is repeated in this Document, the underlying sources and bases are not repeated. Unless otherwise stated in this Document:
	1.1	All financial information relating to Elan has been extracted or derived (without any adjustments) from either the annual reports and accounts of Elan, or other information made publicly available by Elan.
	1.2	All information relating to the EGM Transactions, the Bond Offer and the NewBridge Transaction has been extracted or derived from publicly available information and, where the context so requires, the internal records of Elan.
	1.3	All information regarding the Offer is sourced from the Royalty Pharma Offer Document dated 2 May 2013, the announcement of the Revised Offer, dated 20 May 2013, the Revised Offer Document dated 23 May 2013 and any other material made publicly available by Royalty Pharma.
	1.4	Any references to announcements and dates of announcements have been taken from public materials and press releases made by Elan and Royalty Pharma.
	1.5	Values stated throughout this Document have been rounded and are stated to the given number of decimal places.
	1.6	The Profit Forecast is based on internal financial information of the Company and has been reported on in accordance with the Irish Takeover Rules.
	1.7	Where amounts are expressed in Euro and a US dollar equivalent has been provided, all such equivalents are calculated using the average U.S. Federal Reserve non-buying rate for the relevant period.
	1.8	Reference in the Chairman’s Letter are to the following sources:
(1) Tysabri value per Share pre deduction of operating expenses and assumes an estimated 1% effective cash tax rate through 2020 with 12.5% thereafter. Assumed WACC of 7.5%.
On April 24, 2013, Elan provided guidance to investors that it expected operating expenditure for FY13 to be between $170-190m, of which $150m was expected to be cash with the remainder non-cash. As outlined on 20 May 2013, included in this guidance was approximately $80m of cash expenses associated with ELND005. On the same date, and as a result of the divestment of ELND005, Elan guided that it expected its operating expenses to reduce by $35-45m for FY13 (representing approximately a half year impact of reduced operating costs).
Due to the restrictions associated with being in an offer period under the Irish Takeover Rules, Elan is currently not in a position to further update its guidance in relation to operating expenses. However, it intends to do so as soon as practicable.
The level of operating expenses required to run the current Elan business in the future could be expected to reflect the changed nature, and lighter infrastructure of that business as a pure play royalty recipient with no other operations. In this regard, as an example, a typical royalty recipient company, infrastructure light pharmaceutical business with all of its revenues derived from royalty streams, could be expected to have operating expenses of approximately $25m per year. For illustrative purposes, every $25m of operating expense would have a ~$0.55/share impact and $75m, a ~$1.70/share impact on the value of Tysabri royalty stream.
(2) Assumes Tysabri in-market sales growth of 5% per annum from 2017 through to patent expiry in 2024 (based on average consensus growth rate of 5.5% of in-market sales from 2016-2017).

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	(3)	Estimates for worldwide Tysabri revenues include the following brokers: Bank of America Merrill Lynch, Barclays, Berenberg, Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company, Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray, RBC Capital Markets, Stifel, UBS, Wells Fargo, and William Blair.
	(4)	Based on Berenberg Bank estimates for worldwide Tysabri sales from report issued on May 14, 2013.
	(5)	Assumes net cash of $1.9bn (per Share value of $3.65). Does not contemplate recently announced Theravance, AOP Orphan, Speranza or capital structure transactions.
	(6)	Based on reported sales of Tysabri.
	(7)	Based on “street” consensus estimates for worldwide Tysabri Revenues through 2016E from the following brokers: Bank of America Merrill Lynch, Barclays, Berenberg, Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company, Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray, RBC Capital Markets, Stifel, UBS, Wells Fargo, and William Blair.
	(8)	16% estimate based on Berenberg Bank estimates for worldwide Tysabri sales from report issued by it on May 14, 2013.
	(9)	Opinion of the Board of Elan.
	(10)	Based on “street” consensus estimates for worldwide Tysabri Revenues through 2020E from the following brokers: Bank of America Merrill Lynch, Barclays, Berenberg, Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company, Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray, RBC Capital Markets, Stifel, UBS, Wells Fargo, and William Blair.
	(11)	Reference to the Share price of $4.33 on August 30, 2010 is based on the closing price on the NYSE on that date. The reference to the Share price of $12.50 on 30 May 2013 is based on the closing price on the NYSE on that date. The results of the Dutch Tender were announced on April 18, 2013.
	(12)	Opinion of the Board of Elan.
	(13)	Bank of America (COPD & Asthma) – Feb 28th, 2013; IMS Health and Chronic Obstructive Disease – August 2010; Decision Resource Inc. – September 2010.
	(14)	Bank of America Merrill Lynch company update on GlaxoSmithKline, ‘Respiratory pivots approaching’ dated 28 February 2013.
	(15)	Business Monitor International.
	(16)	Opinion of Board of Elan.
1.9	Royalty Pharma Offer Substantially Undervalues Elan
	(1)	Tysabri value per Share pre deduction of operating expenses and assumes an estimated 1% effective cash tax rate through 2020 with 12.5% thereafter. Assumed WACC of 7.5%.
	(2)	On April 24, 2013, Elan provided guidance to investors that it expected operating expenditure for FY13 to be between $170-190m, of which $150m was expected to be cash with the remainder non-cash. As outlined on 20 May 2013, included in this guidance was approximately $80m of cash expenses associated with ELND005. On the same date, and as a result of the divestment of ELND005, Elan guided that it expected its operating expenses to reduce by $35-45m for FY13 (representing approximately a half year impact of reduced operating costs). Due to the restrictions associated with being in an offer period under the Irish Takeover Rules, Elan is

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currently not is a position to further update its guidance in relation to operating expenses. However, it intends to do so as soon as practicable.
The level of operating expenses required to run the current Elan business in the future could be expected to reflect the changed nature, and lighter infrastructure of that business as a pure play royalty recipient with no other operations. In this regard, as an example, a typical royalty recipient company, infrastructure light pharmaceutical business with all of its revenues derived from royalty streams, could be expected to have operating expenses of approximately $25m per year. For illustrative purposes, every $25m of operating expense would have a ~$0.55/share impact and $75m, a ~$1.70/share impact on the value of Tysabri royalty stream.
Assumes net cash of $1.9bn (per Share value of $3.65). Does not contemplate recently announced Theravance, AOP Orphan, Speranza or Share Repurchase transactions.
Assumes Tysabri in-market sales growth of 5% per annum from 2017 through to patent expiry in 2024 (based on average consensus growth rate of 5.5% of in-market sales from 2016-2017).
	(3)	Based on “street” consensus estimates for worldwide Tysabri Revenues through 2020E from the following brokers: Bank of America Merrill Lynch, Barclays, Berenberg, Bernstein, Brean Capital, Canaccord Equity, Citigroup, Cowen & Company, Credit Suisse, Davy, Deutsche Bank, Goldman Sachs, Jefferies, JMP Securities, JP Morgan, Lazard & Company, Leerink Swann, Morgan Stanley, Piper Jaffray, RBC Capital Markets, Stifel, UBS, Wells Fargo, and William Blair.
	(4)	Reference to the Share price of US$4.33 on August 30, 2010 is based on the closing price on the NYSE on that date. The reference to the Share price of US$12.50 on 30 May 2013 is based on the closing price on the NYSE on that date. The results of the Dutch Tender were announced on April 18, 2013.
	(5)	Calculated as difference between Elan’s market capital on 30 August 2013 and 31 May 2013, plus the proceeds of the US$1bn Dutch Tender.
	(6)	Opinion of the Board of Elan.
	(7)	Opinion of the Board of Elan.
	(8)	Opinion of the Board of Elan.
1.10	Royalty Pharma Makes Baseless Claims
	(1)	Royalty Pharma quotes taken from Royalty Pharma’s presentation dated 28 May 2013.
	(2)	Elan corporate company update filed May 13, 2013. Slide references February 28, 2013 Bank of America report, IMS Health And Chronic Obstructive Disease – August 2010, Decision Resource Inc. – September 2010.
	(3)	Theravance 2012 10K, P. 11-12.
	(4)	GSK and Theravance websites.
	(5)	Factset Biotechnology Price History 22 February – 31 May 2013.
	(6)	Revised Offer Document (Page 1).

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APPENDIX IV

DEFINITIONS

The following definitions apply throughout this Document, unless the context requires otherwise:

"2021 Notes"	senior notes due in 2021 to be issued pursuant to the Bond Offer
"ADS"	American Depositary Share, each representing one Ordinary Share
"AGM"	the annual general meeting of the Company
"Alkermes"	Alkermes plc
"AOP Orphan"	AOP Orphan Pharmaceuticals
"AOP Transaction" or "AOP Acquisition"	the agreement by the Company to purchase the entire issued share capital of AOP Orphan
"B" Executive Shares"	the “B” executive shares of €0.05 each in the capital of the Company
"Biogen"	Biogen Idec Inc.
"Board" or "Directors"	the board of directors of Elan from time to time
"Bond Offer"	the offer of the 2021 Notes by Elan Finance plc and Elan Finance Corp. as more particularly described in a preliminary offering memorandum dated 20 May 2013
"Business Day"	any day (other than a Saturday or Sunday) on which lending banks in Dublin are normally open for business
"Chairman"	the chairman of the Board, Mr. Robert A. Ingram
"Circular"	the Elan circular sent to Shareholders on 27 May 2013
"Citi"	Citigroup Global Markets Inc and, or, Citigroup Global Markets Limited, as relevant in the context
"Company" or "Elan" or "ELN"	Elan Corporation, plc, a public limited company incorporated in Ireland with registered number 30356
"Competition Authority"	the Irish Competition Authority established under the Competition Act 2002
"Davy"	J&E Davy, trading as Davy, registered office Davy House, 49 Dawson Street, Dublin 2, Ireland
"Davy Corporate Finance"	an Irish incorporated unlimited liability company with registered number 127823 and having its registered office at Davy House, 49 Dawson Street, Dublin 2, Ireland
"Defence Document"	the circular dated 15 May 2013 issued by the Company to its Shareholders in response to the Royalty Pharma Offer
"Dutch Tender"	the repurchase by the Company of 88,888,888 ordinary shares (including ordinary shares represented by ADSs) from Davy for US$11.25 each for an aggregate purchase price of approximately US$1 billion
"EBITDA"	earnings before interest, taxes, depreciation and amortization
"EDT"	Elan Drug Technologies, the former drug formulation and manufacturing business unit of Elan, prior to its merger with Alkermes

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"EGM Transactions"	the AOP Transaction, the ELD005 Transaction, the Share Repurchase Program and the Theravance Transaction
"Elan Optionholders"	the holders of options to subscribe for Ordinary Shares or otherwise acquire Ordinary Shares re-issued from treasury under the Employee Share Plans
"Elan Shares" or "Shares"	Ordinary Shares and ADSs
"ELND005 Business" or "Speranza"	the research, development, manufacture and commercialization of ELND005
"ELND005 Transaction"	the proposed disposal by the Company of the ELND005 Business
"EPS"	earnings per share
"EU"	European Union
"Euro" or "€"	the legal currency of Ireland
"Executive Shares"	the executive shares of €1.25 each in the capital of the Company
"Extended Closing Date"	means 1:00 p.m. (Irish time)/8:00 a.m. (New York City time) on 6 June 2013, being the date fixed by Royalty Pharma as the extended closing date of the Revised Offer (or such later time(s) and/or date(s) as Royalty Pharma may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules (subject to certain exemptive relief which has been granted in respect of the Offer by the SEC) determine as the closing date for acceptance of the Revised Offer, in which case the term “Extended Closing Date” shall mean the latest time and date at which the Revised Offer, as extended by Royalty Pharma, may be accepted or, if earlier, the date on which the Revised Offer becomes or is declared unconditional in all respects)
"FDA"	United States Food and Drug Administration
"Financial Advisors"	Davy Corporate Finance, Morgan Stanley, Citi and Ondra
"Financial Conduct Authority"	an independent non-governmental body, given statutory powers by the UK Financial Services and Markets Act 2000
"Form 20-F"	Elan’s Annual Report on Form 20-F for the year ended 31 December 2012
"Form of Acceptance"	the form(s) of acceptance and or other acceptance documents which accompany the Royalty Pharma Offer
"FTE"	Full Time Equivalents
"GSK"	GlaxoSmithKline plc and its subsidiaries from time to time
"Irish Takeover Panel"	the Irish Takeover Panel, a company formed under the Acts pursuant to the provisions of the Irish Takeover Panel Act 1997
"Irish Takeover Rules"	the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended)
"Jefferies"	Jefferies & Company, Inc.
"JNJ"	Johnson & Johnson
"Latest Practicable Date"	30 May 2013, being the latest practicable date before the publication of this Document

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"Letter of Transmittal"	the letter of transmittal relating to the Offer which accompanied the Offer Document and the Revised Offer Document for use by holders of Elan ADSs
"Memorandum"	the memorandum of association of the Company
"Morgan Stanley"	Morgan Stanley & Co. International plc
"MS"	multiple sclerosis
"NewBridge"	NewBridge Pharmaceuticals
"NewBridge Transaction"	the transaction which Elan entered into with NewBridge on 20 May 2013
"NYSE"	New York Stock Exchange
"Offer" or "Royalty Pharma Offer"	the offer made by Royalty Pharma on 2 May 2013 to acquire the entire issued and to be issued share capital of Elan (on the terms, and subject to the conditions, set out in the Royalty Pharma Offer Document and the Royalty Pharma Acceptance Documents) including where the context so requires, any subsequent revision, variation, extension or renewal of such offer, including the Revised Offer
"Offer Document"	the document dated 2 May 2013 issued by Royalty Pharma which contains details about the Offer
"Ondra"	Ondra LLP, trading as Ondra Partners
"Ordinary Shares"	ordinary shares of €0.05 each in the capital of the Company
"P&L"	profit & loss account
"PDUFA"	Prescription Drug User Free Act
"Profit Forecast"	the profit forecast defined in paragraph 8.2 of Appendix I of this Document
"Prothena"	Prothena Corporation plc, a public limited company incorporated in Ireland with registered number 518146
"Quarterly Financial Information"	the Company’s unaudited financial information for the three month period ended 31 March 2013, announced on 24 April 2013, as defined in paragraph 8.1 in Appendix I of this Document
"R&D"	research and development
"Revised Offer"	the revised offer made by Royalty Pharma on 23 May 2013 to acquire the entire issued and to be issued share capital of Elan (on the terms, and subject to the conditions, set out in the Royalty Pharma Revised Offer Document and the Royalty Pharma Revised Acceptance Documents) including where the context so requires, any subsequent revision, variation, extension or renewal of such offer
"Royalty Pharma" or "RP"	Echo Pharma Acquisition Limited, a private limited company incorporated under the laws of Ireland with registration number 525315, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, but where context also requires, includes a member of the Royalty Pharma Group
"Royalty Pharma Acceptance Documents"	the Form of Acceptance, the Letter of Transmittal and any other acceptance documents relating to the Royalty Pharma Offer which were accompanied the Royalty Pharma Offer Document

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"Royalty Pharma Group"	Royalty Pharma or an ‘associate’ of Royalty Pharma and ‘associate’ shall have the meaning ascribed to it in the Irish Takeover Rules
"Royalty Pharma Offer Document" or "Offer Document"	the document sent to Shareholders on 2 May, 2013, and for information only to Elan Optionholders, containing the terms and conditions of the original Royalty Pharma offer
"Royalty Pharma Proposal"	the indicative proposal made in the Rule 2.4 Announcement
"Royalty Pharma Revised Acceptance Documents"	the Form of Acceptance, the Letter of Transmittal and any other acceptance documents relating to the Royalty Pharma Revised Offer which accompanied the Royalty Pharma Revised Offer Document
"Royalty Pharma Revised Offer Document" or "Revised Offer Document"	the document dated 23 May 2013 issued by Royalty Pharma which contains details about the Revised Offer
"RP Management"	RP Management, LLC a Delaware corporation which according to the Offer Document and the Rule 2.4 Announcement, acts as investment manager to entities investing in royalty interests in marketed and late stage biopharmaceutical products and which issued the Royalty Pharma Proposal
"Rule 2.4 Announcement"	the announcement made by RP Management under the Irish Takeover Rules, dated 25 February 2013
"Schedule 14D-9"	the Solicitation/Recommendation Statement
"SEC"	the United States Securities and Exchange Commission
"Share Repurchase Program" or "Share Repurchase"	a Share repurchase program with respect to the Shares of the Company, in an amount of up to $200 million
"Shareholders" or "Elan Shareholders"	holders of Ordinary Shares and/or ADSs
"SIPC"	Securities Investor Protection Corporation
"Solicitation/Recommendation"	the Solicitation/Recommendation statement on Schedule 14D-9, as amended
"SPMS"	Secondary Progressive Multiple Sclerosis
"Statement"	filed with the SEC together with this Document, on the date hereof
"Theravance" or "THRX"	Theravance, Inc.
"Theravance Transaction"	the transaction between Elan and Theravance as described in paragraph 8.1 of Appendix I of the Defence Document
"Tysabri"	A prescription medication approved for patients with relapsing forms of Multiple Sclerosis
"Tysabri Transaction"	the transaction between Elan and Biogen in relation to the restructuring of Elan’s Tysabri collaboration with Biogen, which the Company announced on 6 February 2013
"United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"United States" or "US"	the United States of America, its territories and possessions, any State of the United States and the District of Columbia
"US dollar" or "US$"	the lawful currency of the United States
"WACC"	weighted average cost of capital

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